Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260387

PROSPECTUS SUPPLEMENT NO. 5
(to Prospectus dated May 10, 2022)
SHAPEWAYS HOLDINGS, INC.
Up to 29,310,174 Shares of Common Stock
298,408 Warrants to Purchase Common Stock
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This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 10, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (File No. 333-260387) with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on June 13, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to (i) 16,150,816 shares of our common stock, $0.0001 par value per share (“common stock”) issuable upon the exercise of our publicly-traded warrants (the “Public Warrants”) and (ii) 2,259,184 shares of our common stock issuable upon the exercise of private warrants (the “Private Warrants”) originally issued to Galileo Founders Holdings, L.P.

The Prospectus and this prospectus supplement also relate to the resale or disposition from time to time by (a) the selling stockholders named in the Prospectus or their permitted transferees of up to 10,900,174 shares of our common stock, consisting of (i) up to 3,400,000 shares of our common stock (the “PIPE Shares”), issued in a private placement pursuant to the terms of separate Subscription Agreements (as defined in the Prospectus) in connection with the Business Combination (as defined in the Prospectus) and (ii) up to 7,800,174 shares of common stock (which includes 300,000 PIPE Shares) held by affiliates of Shapeways Holdings, Inc. and (b) the selling warrantholders named in the Prospectus or their permitted transferees of up to 298,408 Private Warrants held by affiliates of Shapeways Holdings, Inc. that received Private Warrants in the Distribution (as defined in the Prospectus).

Our common stock and Public Warrants are currently listed on the NYSE under the symbols “SHPW” and “SHPW WS,” respectively. On June 10, 2022, the closing price of our common stock was $1.41 and the closing price for our Public Warrants was $0.1399.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 10 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 13, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): June 8, 2022
___________________________________
SHAPEWAYS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware (State or other jurisdiction of incorporation or organization)	001-39092 (Commission File Number)	87-2876494 (I.R.S. Employer Identification Number)

30-02 48th Avenue Long Island City, NY		11101
(Address of principal executive offices)		(Zip Code)

(646) 979-9885
(Registrant's telephone number, including area code)
___________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $.001	SHPW	New York Stock Exchange
Warrants, each warrant exercisable for one share of Common Stock for $11.50 per share	SHPW WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07 - Submission of Matters to a Vote of Security Holders
On June 8, 2022, Shapeways Holdings, Inc. (the "Company") held its Annual Meeting of Stockholders (the "Annual Meeting"). At the Annual Meeting, the Company's stockholders voted on two proposals, each of which is described in more detail in the Company's definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on April 28, 2022.
Only stockholders of record as of the close of business on April 22, 2022, the record date for the Annual Meeting, were entitled to vote at the Annual Meeting. As of the record dates, 48,846,517 shares of the Company's common stock ("Common Stock") were outstanding and entitled to vote at the Annual Meeting. In deciding all matters at the Annual Meeting, the holders of the the Company's Common Stock had the right to one vote for each share of Common Stock they held as of the record.
The tabulation of the stockholders votes on each proposal brought before the Annual Meeting is as follows:
Proposal 1 - Election of Directors:
The election of two Class I directors to serve as directors until the 2025 annual meeting of stockholders and until their respective successors are duly elected and qualified:

NAME	FOR	WITHHELD	BROKER NON-VOTES
Robert Jan Galema	31,802,742	748,144	2,923,159
Ryan Kearny	32,278,829	272,057	2,923,159
Proposal 2 - Ratification of Appointment of Withum Smith+Brown as Independent Registered Public Accounting Firm for the Fiscal Year ending December 31, 2022:

FOR	AGAINST	ABSTENTIONS
35,416,976	41,911	15,158
As a routine proposal under applicable rules, no broker non-votes were recorded in connection with this proposal.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shapeways Holdings Inc.

Dated: June 13, 2022	By:	/s/ Jennifer Walsh
	Name:	Jennifer Walsh
	Title:	Chief Financial Officer